UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    November 8, 2011

BENCHMARK ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Texas	1-10560	74-2211011
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3000 Technology Drive, Angleton, Texas	77515
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (979) 849-6550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Retirement of Current CEO

On November 8, 2011, Benchmark Electronics, Inc. (the Company) issued a press release announcing the retirement of Cary T. Fu effective December 31, 2011.  Mr. Fu has served as the Company’s CEO for more than 7 years and is one of the original founders of the Company.  Mr. Fu will continue to serve as Chairman of the Board of Directors (the Board) through the end of 2012.

Mr. Fu has been a director of the Company since 1990, Chairman of the Board since May 2009, and Chief Executive Officer since September 2004.  He served as President and Chief Executive Officer of the Company from September 2004 to December 2006, President and Chief Operating Officer of the Company from May 2001 to September 2004, and Executive Vice President from 1990 to May 2001.  Mr. Fu will provide consulting services to the Company through 2014.

A description of the Employment Termination and Settlement Agreement entered into by Mr. Fu and the Company, and a description of the Consulting Services and Non-Compete Agreement entered into by Mr. Fu and the Company is set forth below.

(c) and (d) Appointment of New CEO; Director

Also on November 8, 2011, the Board announced that Ms. Gayla J. Delly (age 51), the Company’s President, will succeed Mr. Fu as CEO effective January 1, 2012.  A description of the Amended and Restated Employment Agreement entered into by the Company and Ms. Delly in connection with her promotion from President to President and CEO is set forth below.

The Company further announced on November 8, 2011 that, effective immediately, Ms. Delly is appointed to serve as a member of the Company’s Board of Directors.  Ms. Delly will not serve on any Board committees.  Ms. Delly will not be entitled to any additional compensation in connection with her service on the Board.

Ms. Delly has been with the Company since 1996.  She served as the Company’s Controller from January 1996 to January 2002, Treasurer from January 1996 to December 2006, Vice President Finance from November 2000 to September 2004, Chief Financial Officer from May 2001 to December 2006, Executive Vice President from September 2004 to December 2006 and President of the Company from December 2006 to present.  Ms. Delly brings to the Board extensive business experience (including service as a certified public accountant), strong values and passion.  Ms. Delly also currently serves as a member of the board of directors of Flowserve Corporation.

(e) Compensatory Arrangements

(i) Employment Termination and Settlement Agreement with Cary T. Fu

On November 8, 2011, the Company entered into an Employment Termination and Settlement Agreement (the Termination Agreement) with Cary T. Fu, pursuant to which the Company and Mr. Fu have agreed that Mr. Fu’s employment with the Company and its affiliates would terminate effective December 31, 2011.

Under the terms of the Termination Agreement, the Company and Mr. Fu agreed that: (1) the Company will pay Mr. Fu a lump sum payment equal to $775,000.00 which will be paid on December 30, 2011; (2) the Company and Mr. Fu will enter into a Consulting Services and Non-Compete Agreement (the Consulting Agreement) to be executed contemporaneously with the Termination Agreement; and (3) the Company will pay Mr. Fu any earned but unpaid bonus for calendar year 2011 owing to Mr. Fu, which will be paid in 2012 at the time when other Company executives are paid such bonus.  In addition, the Company will (i) provide Mr. Fu a cash payment of $27,513.00 on January 2, 2012, as a health care benefit bridge to Medicare eligibility, and (ii) extend the exercise period for all stock options granted to Mr. Fu and fully vested prior to December 31, 2011, such extension to be twenty-four (24) months after December 31, 2011, allowing Mr. Fu to exercise any and all vested stock options granted to him (however, any such extension shall not extend the maximum term during which any such option may be exercised beyond ten (10) years).   Under the Termination Agreement, Mr. Fu is subject to a nondisclosure covenant pursuant to which he is required not to disclose confidential information relating to the Company and its business.  Mr. Fu is also subject to a noncompetition covenant during the remaining period of his employment and three years thereafter pursuant to which, as long as the Company complies with its payment obligations under the Termination Agreement, Mr. Fu cannot directly or indirectly engage in activity that is competitive with the business of the Company.  The Termination Agreement also contains a mutual release of claims.

(ii) Consulting Services and Non-Compete Agreement with Cary T. Fu

The Company has engaged Mr. Fu as a consultant pursuant to a Consulting Services and Non-Compete Agreement (the Consulting Agreement).  The Consulting Agreement, which is effective as of January 1, 2012, has a term of two (2) years and may be extended by mutual agreement between Mr. Fu and the Company.  Mr. Fu will provide services on a part-time basis (no more than 20 hours per week) and will be responsible for projects designated by the Company’s CEO.  For his consulting services, the Company has agreed to pay Mr. Fu $775,000.00 in one lump sum on December 30, 2012.  Under the Consulting Agreement, Mr. Fu is subject to a confidentiality and work product covenant and cannot, during the three year period after the effective date of the Consulting Agreement (i.e., a period of three years after termination of his employment), engage in activities that are competitive with the business activities of the Company or solicit the Company’s customers, clients, suppliers and contacts.  The Consulting Agreement may be terminated by either party upon written notice.  To the extent that the Consulting Agreement is terminated by the Company for reasons other than a breach of the agreement, Mr. Fu will continue to be entitled to his consulting fees.

(iii) Amended and Restated Employment Agreement with Gayla J. Delly

Also on November 8, 2011, the Company entered into an Amended and Restated Employment Agreement  (the Employment Agreement) with Gayla J. Delly in connection with Ms. Delly’s promotion from President to President and Chief Executive Officer of the Company, effective on January 1, 2012.  The Employment Agreement will have an initial term of four (4) years, and will be automatically renewed thereafter for successive one (1) year terms, unless either party gives to the other written notice of termination no fewer than ninety (90) days prior to the expiration of the initial term or any subsequent term.

Under the Employment Agreement (1) Ms. Delly will be entitled to receive a base salary at a rate per annum of Seven Hundred Fifty Thousand Dollars ($750,000.00), as increased or decreased from time to time by the Compensation Committee of the Board; (2) Ms. Delly will be eligible to participate in any annual fiscal year bonus plan maintained by the Company for its key executive employees, subject to the terms and conditions thereunder (the Executive Bonus Plan) and, for the Company’s fiscal year 2012, Ms. Delly’s target bonus opportunity under the Executive Bonus Plan will be 100 percent (100%) of Base Salary and maximum bonus opportunity will be 200 percent (200%) of Base Salary (with actual payouts being based on the Company’s attainment of applicable performance goals); (3) the Compensation Committee will submit to the independent members of the Board for their ratification three (3) equity-based long-term incentive awards under the Company’s 2010 Omnibus Incentive Compensation Plan (the Plan), each such award to have a grant date of January 1, 2012 and a grant date fair value of $500,000 (one such award will be a non-statutory stock option subject only to service-based vesting conditions, one such award will be an award of either restricted stock units or shares of restricted stock that will be subject only to service-based vesting conditions, and one such award will be an award of either restricted stock units or shares of restricted stock subject to both service-based and performance-based vesting conditions) and (4) Ms. Delly will be eligible to participate in long-term incentive compensation programs and other compensation and benefit plans and programs maintained by the Company for similarly situated executives, in each case in accordance with the terms of the applicable plan or program.

In the event that Ms. Delly’s employment pursuant to the Employment Agreement is terminated by the Company without Cause or by Ms. Delly for Good Reason (in each case, as defined in the Employment Agreement), Ms. Delly will be entitled to receive any earned but unpaid base salary and benefits under the Company benefit plans that are accrued and vested as of the termination date.  Ms. Delly will also be eligible to receive, subject to Ms. Delly’s execution of a release of claims in favor of the Company and compliance with other conditions set forth in the Employment Agreement (1) a severance payment equal to two times (three times upon any such termination within 24 months of a Change in Control of the Company (as defined in the Employment Agreement)) the sum of (x) base salary at the rate in effect on the date of termination and (y) target bonus under the Executive Bonus Plan for the year in which termination occurs, payable in a lump sum within 60 days of the date of termination, (2) a pro-rated target annual bonus for the year in which termination occurs, and (3) 18 months’ continuation of group health insurance coverage, with the Company paying the portion of the premium costs that it would have paid if Ms. Delly had remained actively employed with the Company.

The Employment Agreement also provides that, if payments and benefits provided to Ms. Delly in connection with a Change in Control of the Company under the Employment Agreement along with other payments and benefits provided the Company would collectively constitute “parachute payments” for purposes of the golden parachute excise tax provisions under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, such payments and benefits will be reduced to an amount sufficient to avoid application of the golden parachute excise tax provisions but only if the net after-tax amount received by Mr. Delly in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by Ms. Delly in respect of such payments and benefits as a result of such reduction.

Under the Employment Agreement, Ms. Delly is subject to a nondisclosure covenant pursuant to which she is required not to disclose confidential information relating to the Company and its business.  Also, under the Employment Agreement, Ms. Delly cannot, during her period of employment and two years thereafter (1) directly or indirectly engage in activities that are competitive with the Company’s business, (2) divert to any competitor of the Company a customer of the Company, (3) solicit or hire the employees or consultants of the Company (or encourage any such individual to leave employment or service with the Company) or (4) engage in conduct or statements that disparage, criticize or impair the reputation of the Company, its subsidiaries, their products and services or their past and present officers, directors, employees and consultants (and the Company is subject to a similar requirement with respect to Ms. Delly).

Mr. Fu’s Termination Agreement is attached hereto as Exhibit 10.1; his Consulting Agreement is attached hereto as Exhibit 10.2; and Ms. Delly’s Employment Agreement is attached hereto as Exhibit 10.3.  Each Exhibit is incorporated herein by reference and the foregoing description is qualified in its entirety by reference to the applicable Exhibit.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Employment Termination and Settlement Agreement dated November 8, 2011 between the Company and Mr. Fu.

Exhibit 10.2	Consulting Services and Non-Compete Agreement dated November 8, 2011 between the Company and Mr. Fu.

Exhibit 10.3	Amended and Restated Employment Agreement dated November 8, 2011 between the Company and Ms. Delly.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENCHMARK ELECTRONICS, INC.

Dated: November 8, 2011	By:	/s/ CARY T. FU
Cary T. Fu
Chief Executive Officer

EXHIBITS INDEX

Exhibit Number	Description
Exhibit 10.1	Employment Termination and Settlement Agreement dated November 8, 2011 between the Company and Mr. Fu.
Exhibit 10.2	Consulting Services and Non-Compete Agreement dated November 8, 2011 between the Company and Mr. Fu.
Exhibit 10.3	Amended and Restated Employment Agreement dated November 8, 2011 between the Company and Ms. Delly.